Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Anthony Angelini, President & CEO
(763) 553-9300

ZOMAX ANNOUNCES STRONG FOURTH QUARTER RESULTS;
RESIGNATION OF JAMES ANDERSON AS CEO AND APPOINTMENT OF
ANTHONY ANGELINI AS CEO

MINNEAPOLIS, MN…February 5, 2004…Zomax Incorporated (Nasdaq: ZOMX) today announced results for its fourth quarter and fiscal year ended December 26, 2003.  Revenues in the fourth quarter were $61.9 million, an increase of 23% compared to the fourth quarter of 2002, and an increase of 39% from the third quarter of 2003.  Net earnings for the quarter were $5.2 million, or $0.16 per share, compared to a net loss of $0.3 million, or ($0.01) per share, in the fourth quarter of 2002. For the fiscal year ended December 26, 2003, revenues were $197.7 million, an increase of 7% compared to fiscal year 2002.  Net loss for the year was $0.6 million, or ($0.02) per share, compared to a net loss of $0.7 million, or ($0.02) per share, in fiscal 2002.  Fourth quarter and fiscal year 2003 reported net earnings reflect the benefit of a reduction of approximately $1.0 million, or $0.03 per share, in the Company’s tax accruals following completion of a Canadian tax audit.

Adjusting reported results for the effect of certain non-recurring events, which are explained in more detail below and illustrated in Table A, net earnings for the fourth quarter and the fiscal year ended December 26, 2003, were $0.11 per share and $0.03 per share, respectively.  Fourth quarter and fiscal year 2003 earnings were affected by the signing of a revised royalty agreement with Philips Electronics and the resignation of the Company’s Chief Executive Officer.  In addition, full year 2003 earnings were negatively affected by the previously disclosed settlement of a customer claim recorded in the third quarter.

In the fourth quarter of 2003, the Company completed previously disclosed negotiations with Philips Electronics which resulted in the signing of a revised royalty agreement, a reduction in the royalty rate paid to Philips, and a retroactive reduction in the rate for royalties accrued in prior periods. The amount of the pre-tax benefit recorded to cost of sales in the fourth quarter of 2003 was $4.8 million, or $0.09 per share. Fourth quarter and fiscal year results also include a pre-tax charge of $2.0 million, or $0.04 per share, related to severance payments to the Company’s CEO pursuant to his 1999 employment agreement.

Zomax also announced today that its Board of Directors has accepted the resignation of Jim Anderson as its Chief Executive Officer. Zomax stressed that Anderson’s resignation is in no way related to potential actions by the SEC, as discussion of the management succession began before the receipt of the Wells Notice by Zomax.

Anderson and the Board agreed that the beginning of the year was the right time to effect the CEO succession that had been contemplated.  Anthony Angelini, who has been the Company’s President and Chief Operating Officer, will assume the responsibilities of CEO, effective immediately. Anderson will continue to assist in the transition for the next several months and will complete his term as Chairman of the Board of Directors.

Angelini has been an officer of the Company since 1998 and has served as President and COO for the past four years. “Anthony’s career is grounded in this industry,” Anderson said. “From the time in 1998 when we acquired his companies, it was clear he understood the industry and how to meet customers’ needs. He’s the right person to lead this Company to the next level.”

Anderson co-founded Zomax in 1993 and guided the Company through its initial public offering, the acquisition of several related businesses, rapid growth in the 1990’s, and the unsettled environment of the technology recession.  The Company became an industry leader with a blue-chip customer base and built its growth on innovation and outstanding customer service.

Anderson said, “It’s the right time for a change, for Zomax and for me. Anthony is more than ready to take the helm and I’m ready to move on to another challenge. I am going to take some time off – then I may look at building another business. Starting and building Zomax has been very rewarding. We have outstanding employees whose hard work and dedication are responsible for our success. Our customers expect and deserve our best and that’s what Zomax will continue to provide.”

“We appreciate Jim’s many contributions to Zomax.  Under his leadership, Zomax grew to a $200-million company, and now I am excited to lead Zomax into the future,” Angelini said. “I look forward to working through the transition with Jim.”

Angelini added, “I am pleased to announce some additional changes to the management team. Rob Rueckl, our current Vice President of Finance and Corporate Controller, will assume the role of Chief Financial Officer.  Rob has been with Zomax since August 2002 and has made significant contributions to the Company during this time.  This is a natural transition that we have carefully evaluated. Rob came to Zomax from ADC Telecommunications where he spent six years in senior finance leadership roles during a period of tremendous growth and change.  Prior to ADC, Rob spent five years at Cray Research in several accounting and finance positions, and six years in the audit practice of KPMG.  Rob also holds a MBA in Finance from the University of St. Thomas in St. Paul,

Minnesota.  Rob’s experience prior to Zomax and his contributions during his tenure with us make him an excellent addition to our executive team.”

Angelini went on to say, “Michael Miller, our current Executive Vice President of Sales and Business Development, will assume an expanded leadership role for the Company.  As Executive Vice President of Service Operations and Business Development, Mike will have responsibility for the Company’s worldwide customer operations.  Mike has been a very important asset to the Company since coming on board in 2002.   We believe he will be instrumental in managing our customer operations to align the value we deliver to our customers more seamlessly throughout the organization.”

“I appreciate the Board’s confidence in appointing me as the Zomax CEO and I am excited about the team we are building to take Zomax to the next level.  We are hopeful Zomax has weathered the technology recession. Our focus in the long term will be to develop and implement a business plan which will utilize our substantial assets and return Zomax to acceptable growth and profitability.” said Angelini.

Angelini continued, “Our market place is demanding and it is our challenge to meet continuous improvements in service, quality and price. We must further position the Company’s infrastructure to enhance the total value we deliver while maximizing profitability. Going into 2004, we are cautious about providing guidance.  Our best estimate for the first half of 2004 is for the Company to achieve comparable results to the first half of last year.”

Use of Non-GAAP Financial Measure

Where noted in the press release, the Company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude the effect of the signing of a revised royalty agreement with Philips Electronics and the resignation of the Company’s Chief Executive Officer.  The Company believes that this non-GAAP financial measure is useful to investors because the items excluded are not indicative of the company’s continuing operating results.  Also, the Company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods.  The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release related to the Company’s ability to return to acceptable growth and profitability, the ability of the Company to enhance the total value of its services it delivers to its customers while maximizing profitability, the expectations that early 2004 financial results will be comparable to 2003 financial results, and the sustainability of the recovery as reflected in the fourth quarter financial results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. The forward looking statements involve risks and uncertainties including, but not limited to, the inability of the Company to maintain or enhance the profitability of its sales revenues due to pricing pressures from major customers, difficulties in improving the level and quality of services required by customers without materially impacting profitability, reliance on its largest customers and the uncertainty of the Company’s ability to retain such customers or to maintain or improve sales to such customers, the inability of the Company to generate new customers with acceptable pricing, the inability of the Company to sustain the recovery evidenced by the fourth quarter financial results, and the viability of the improving economy. Actual results could differ materially from those set forth in the forward looking statements.

Zomax Incorporated assumes no obligation to update any forward-looking statements.  We cannot guarantee the completion of any acquisitions, future results, levels of activity, and/or Company performance.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include “front-end” customer contact and ecommerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 12 facilities across the United States, Canada, Mexico, and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.

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ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 26,		Twelve Months Ended December 26,
	2003	2002	2003	2002

Sales	$61,910	$50,436	$197,670	$185,500
Cost of sales	43,922	42,977	160,263	152,688
Gross profit	17,988	7,459	37,407	32,812
Selling, general and administrative expenses	11,924	8,480	41,172	35,264
Operating income (loss)	6,064	(1,021)	(3,765)	(2,452)
Other income, net	239	399	257	1,200
Income (loss) before income taxes	6,303	(622)	(3,508)	(1,252)
Income tax expense (benefit)	1,089	(347)	(2,953)	(573)
Net earnings (loss)	$5,214	$(275)	$(555)	$(679)

Earnings (loss) per share:
Basic	$0.16	$(0.01)	$(0.02)	$(0.02)
Diluted	$0.16	$(0.01)	$(0.02)	$(0.02)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,582	33,086	32,621	33,050
Dilutive effect of stock options	598	—	—	—
Weighted average common and diluted shares outstanding	33,180	33,086	32,621	33,050

ZOMAX INCORPORATED

Table A - Summary of Non-Recurring Items (Unaudited)

(Dollars in thousands, except per share data)

	Fourth Quarter 2003			Fiscal Year 2003
	Income (loss) before income taxes	Earnings (Loss) per Diluted Share		Income (loss) before income taxes	Earnings (Loss) per Diluted Share

As reported	$6,303	$0.16	(a)	$(3,508)	$(0.02	)(a)
Royalty adjustment in cost of sales relating to prior periods	(4,776)	(0.09)		(2,660)	(0.05)
Accrued severance costs in SG&A	2,000	0.04		2,000	0.04
Settlement of customer claim in SG&A	—	—		3,000	0.06

As adjusted to excluded non-recurring items	$3,527	$0.11	(a)	$(1,168)	$0.03	(a)

(a) Fourth quarter and fiscal year results as reported, and as adjusted for non-recurring items, include a $1.0 million benefit, or $0.03 per share, related to a reduction in the Company’s tax reserves following completion of a Canadian tax audit.

ZOMAX INCORPORATED

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 2003	December 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$68,899	$72,146
Accounts receivable, net	39,403	32,785
Inventories, net	12,757	9,712
Other current assets	10,069	10,580
Total current assets	131,128	125,223
Property and equipment, net	38,859	34,947
Available-for-sale securities	11,646	7,013

	$181,633	$167,183

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Current portion of notes payable	$—	$2,989
Accounts payable	20,524	14,333
Accrued expenses	22,028	17,422
Income taxes payable	—	519
Total current liabilities	42,552	35,263
Long-term notes payable, net of current portion	—	747
Deferred income taxes	1,315	624
Total liabilities	43,867	36,634
Shareholders’ equity:
Common stock	62,469	64,071
Retained earnings	65,892	66,447
Accumulated other comprehensive income	9,405	31
Total shareholders’ equity	137,766	130,549

	$181,633	$167,183